As filed with the Securities and Exchange Commission on August 15, 2022

Registration No. 333-109112

Registration No. 333-61766
Registration No. 333-38443

Registration No. 333-82647

Registration No. 333-29857

Registration No. 333-29851

Registration No. 33-24043

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-109112

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-61766

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-38443

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-82647

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-29857

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-29851

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-24043

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SPX CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	38-1016240 (I.R.S. Employer Identification Number)

6325 Ardrey Kell Road, Suite 400

Charlotte, North Carolina 28277

(Address and telephone number of Registrant’s principal executive offices)

SPX CORPORATION EMPLOYEE STOCK PURCHASE PLAN

OPTIONS GRANTED PURSUANT TO INDIVIDUAL NON-QUALIFIED OPTION AGREEMENTS (2003)

UNITED DOMINION INDUSTRIES LTD 1999 STOCK OPTION AND RESTRICTED STOCK PLAN

UNITED DOMINION INDUSTRIES LTD STOCK OPTION AND RESTRICTED STOCK PLAN

STOCK OPTION PLAN FOR KEY EMPLOYEES, OFFICERS AND DIRECTORS OF UNITED DOMINION INDUSTRIES LTD.

UNITED DOMINION INDUSTRIES INC. COMPASS PLAN

UNITED DOMINION INDUSTRIES INC. COMPASS PLAN FOR HOURLY EMPLOYEES

OPTIONS GRANTED PURSUANT TO INDIVIDUAL NON-QUALIFIED OPTION AGREEMENTS (1999)

OPTIONS GRANTED PURSUANT TO INDIVIDUAL NON-QUALIFIED OPTION AGREEMENTS (1997)

RESTRICTED STOCK GRANTED PURSUANT TO INDIVIDUAL RESTRICTED SHARES AGREEMENTS (1997)

spx cORPoration 1997 NON-EMPLOYEE DIRECTORS’ COMPENSATION PLAN

SPX CORPORATION STOCK COMPENSATION PLAN

SPX CORPORATION STOCK OPTION INCENTIVE PLAN (1981)

(Full title of the plans)

John W. Nurkin

Vice President, General Counsel and Secretary

6325 Ardrey Kell Road, Suite 400

Charlotte, NC 28277

(980) 474-3700

(Name, address and telephone number of agents for service)

Copies to:

Doreen E. Lilienfeld

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022

(212) 848-7171

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.            ☐

EXPLANATORY NOTE

SPX Corporation, a Delaware corporation (the “Registrant”), files these Post-Effective Amendments to deregister the remaining unissued shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant that were registered for issuance under the following plans and agreements under the following Registration Statements on Form S-8 (the “Registration Statements”) of the Registrant:

●	Registration Statement No. 333-109112, as filed with the Securities and Exchange Commission (the “Commission”) on September 25, 2003 pertaining to the registration of securities of the Registrant issuable under the SPX Corporation Employee Stock Purchase Plan (the “ESPP”) and the Options Granted Pursuant to Individual Non-Qualified Option Agreements (the “NSO Agreements”);

●	Registration Statement No. 333-61766, as filed with the Commission on May 25, 2001 pertaining to the registration of securities of the Registrant issuable under the United Dominion Industries Ltd 1999 Stock Option and Restricted Stock Plan, United Dominion Industries Ltd Stock Option and Restricted Stock Plan, and Stock Option Plan for Key Employees, Officers and Directors of United Dominion Industries Ltd;

●	Registration Statement No. 333-61766, as filed with the Commission on May 25, 2001 pertaining to the registration of securities of the Registrant and an indeterminate amount of plan interests issuable under the United Dominion Industries Inc. Compass Plan (the “UDI Plan”), and United Dominion Industries Inc. Compass Plan for Hourly Employees (the “UDI Hourly Plan”). The UDI Plan was merged with and into the SPX Corporation Retirement Savings and Stock Ownership Plan (the “SPX Retirement Plan”) in January 2002, at which time the assets of the UDI Plan were transferred into the SPX Retirement Plan. The UDI Hourly Plan was merged with and into the SPX Corporation Savings Plan (the “SPX Savings Plan”) in January 2002, at which time the assets of the UDI Hourly Plan were transferred into the SPX Savings Plan. The SPX Savings Plan was subsequently merged with and into the SPX Retirement Plan in July 2010, at which time the assets of the SPX Savings Plan were transferred into the SPX Retirement Plan;

●	Registration Statement No. 333-82647, as filed with the Commission on July 12, 1999 pertaining to the registration of securities of the Registrant issuable under the Options Granted Pursuant to Individual Non-Qualified Option Agreements;

●	Registration Statement No. 333-38443, as filed with the Commission on October 22, 1997 pertaining to the registration of securities of the Registrant issuable under the SPX Corporation Employee Stock Purchase Plan;

●	Registration Statement No. 333-29857, as filed with the Commission on June 24, 1997 pertaining to the registration of securities of the Registrant issuable under the Options Granted Pursuant to Individual Non-Qualified Option Agreements;

●	Registration Statement No. 333-29851, as filed with the Commission on June 23, 1997 pertaining to the registration of securities of the Registrant issuable under the SPX Corporation 1997 Non-Employee Directors’ Compensation Plan; and

●	Registration Statement No. 33-24043, as filed with the Commission on August 29, 1988 pertaining to the registration of securities of the Registrant issuable under the SPX Corporation Stock Compensation Plan and the SPX Corporation Stock Option Incentive Plan (1981).

On August 15, 2022, the Registrant and SPX Technologies, Inc., a Delaware corporation (“SPX HoldCo”), implemented a holding company reorganization (the “Corporate Reorganization”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 11, 2022, among the Registrant, SPX HoldCo and SPX Merger LLC, a Delaware corporation (“SPX LLC”). The Corporate Reorganization was conducted pursuant to Section 251(g) of the General Corporation Law of the State of Delaware, which provides for the formation of a holding company without a vote of the stockholders of the constituent corporation.

Pursuant to the Corporate Reorganization, the Registrant merged with and into SPX LLC, a direct wholly-owned subsidiary of SPX HoldCo and an indirect wholly-owned subsidiary of the Registrant, with SPX LLC surviving as the successor by merger to the Registrant under Delaware law and a direct wholly-owned subsidiary of SPX HoldCo (the “Merger”). Upon the effectiveness of the Merger, each share of the Registrant held immediately prior to the Merger automatically converted into a right to receive an equivalent corresponding share of SPX HoldCo stock, having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of stock of the Registrant being converted. Accordingly, upon consummation of the Corporate Reorganization, the Registrant’s current stockholders became stockholders of SPX HoldCo.

As a result of the Corporate Reorganization, the Registrant has terminated all offerings of its common stock and all plan interests pursuant to the Registration Statements (for Registration Statement No. 333-109112, solely with respect to offerings under the ESPP and the NSO Agreements, but not with respect to offerings under the SPX Corporation 2002 Stock Compensation Plan (the “2002 Plan”)). In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant remaining unissued under the Registration Statements (for Registration Statement No. 333-109112, solely with respect to offerings under the ESPP and the NSO Agreements, but not with respect to offerings under the 2002 Plan).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 15, 2022.

SPX CORPORATION
(Registrant)

By:	/s/ John W. Nurkin
Name:	John W. Nurkin
Title:	Vice President, General Counsel and Secretary

The SPX Retirement Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on August 15, 2022.

SPX CORPORATION RETIREMENT SAVINGS AND STOCK OWNERSHIP PLAN

By:	SPX Corporation Retirement and Welfare Plan Administrative Committee

/s/ James E. Harris
Name:	James E. Harris
Title:	Vice President, Chief Financial Officer and Treasurer, SPX Corporation, and Member of the SPX Corporation Retirement and Welfare Plan Administrative Committee

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eugene J. Lowe, III and John W. Nurkin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file these Post-Effective Amendments and any amendments (including, without limitation, post-effective amendments) to these Post-Effective Amendments, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or her or their substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments have been signed below by the following persons in the indicated capacities on August 15, 2022.

Signature	Title
/s/ Eugene J. Lowe, III
Eugene J. Lowe, III	President and Chief Executive Officer (Principal Executive Officer) and Director

/s/ James E. Harris
James E. Harris	Chief Financial Officer, Vice President and Treasurer (Principal Financial Officer)

/s/ Michael A. Reilly
Michael A. Reilly	Chief Accounting Officer, Vice President of Finance and Corporate Controller (Principal Accounting Officer)

/s/ Patrick J. O’Leary
Patrick J. O’Leary	Director

/s/ Ricky D. Puckett
Ricky D. Puckett	Director

/s/ David A. Roberts
David A. Roberts	Director

/s/ Ruth G. Shaw
Ruth G. Shaw	Director

/s/ Robert B. Toth
Robert B. Toth	Director

/s/ Tana L. Utley
Tana L. Utley	Director

/s/ Meenal A. Sethna
Meenal A. Sethna	Director

/s/ Angel Shelton Willis
Angel Shelton Willis	Director